NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class
 of the stated securities from
listing and registration on the Exchange at the opening of business on July 22, 2013, pursuant
o the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on
July 8, 2013 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and represent
no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Acquity Group Limited and Mahi Acquisition Corporation Ltd.
a wholly owned subsidiary of Accenture
Holdings B.V became effective during
the day on July 8, 2013 Acquity Group Limited was converted into $13.00.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 9, 2013.